Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES SECOND QUARTER 2024 RESULTS

DALLAS--(BUSINESS WIRE)—August 5, 2024-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the second quarter of 2024. For the quarter, the Company generated a net income of $60 million, or $0.12 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $80 million, or $0.17 per diluted share for the second quarter of 2024.

SECOND QUARTER 2024 HIGHLIGHTS

•Net Production(2): ~62,100 barrels of oil equivalent per day (boepd), representing ~7% growth year over year, with sales of ~65,400 boepd

•Revenues: $451 million, or $75.73 per boe (excluding the impact of derivative cash settlements)

•Production expense: $151 million or $25.32 per boe ($22.27 per boe excluding $18 million of production expenses associated with the Greater Tortue Ahmeyim (GTA) project)

•Capital expenditures: $215 million

•Arrival on location and successful mooring of the floating production, storage and offtake (FPSO) vessel for the GTA project

•Post quarter end, in the US Gulf of Mexico achieved first oil at Winterfell (with the first two wells online in early July), successfully completed the operated Kodiak-3 well workover and the startup of the Odd Job subsea pump project

•Post quarter end, in Equatorial Guinea the drilling rig for the infill and infrastructure-led exploration (ILX) campaign arrived on location and successfully drilled the first infill well

Commenting on the Company’s second quarter 2024 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: "It has been a busy period for Kosmos with significant progress in the delivery of our development projects. Production is rising in the US Gulf of Mexico with the startup of Winterfell and the successful completion of our production optimization activities. The drilling campaign in Equatorial Guinea has now commenced and we continue to see good progress across all major workstreams on the GTA project in Mauritania and Senegal. With these projects online, we expect to exit the year at our production goal of around 90,000 boepd. In addition, we have completed the concept development work on Yakaar-Teranga in Senegal and are progressing Tiberius in the US Gulf of Mexico towards final investment decision, providing high-quality investment opportunities beyond 2024.

As production ramps up and capital expenditures are expected to fall, we remain committed to delivering free cash flow within a disciplined capital framework, to further enhance the financial resilience of the company, after which we will consider shareholder returns."

FINANCIAL UPDATE

Net capital expenditure for the second quarter of 2024 was $215 million, below our guidance range primarily due to the timing of capital expenditures accruals related to GTA in Mauritania and Senegal, which we now expect will be recognized in the third quarter. With the completion of the Ghana infill drilling program and the startup of Winterfell, capital expenditures in the second half of the year are expected to be materially lower than the first half. As previously guided, with the resumption of the drilling campaign in Equatorial Guinea, full year capital expenditure is expected to be around $750 million.

Kosmos exited the second quarter of 2024 with approximately $2.7 billion of total long-term debt and approximately $2.5 billion of net debt(1) and available liquidity of approximately $793 million.

The Company generated net cash provided by operating activities of approximately $224 million and free cash flow(1) of approximately $(15) million in the second quarter.

OPERATIONAL UPDATE

Production

Total net production(2) in the second quarter of 2024 averaged approximately 62,100 boepd, within guidance range, representing a ~7% increase compared to the second quarter of 2023. This growth largely reflects higher production in Ghana following completion of the infill drilling campaign offset by lower production in the US Gulf of Mexico due to planned downtime and a delay to startup of the Winterfell project. The Company exited the quarter in a net overlift position of approximately 0.1 million barrels.

Ghana

Production in Ghana averaged approximately 41,900 boepd net in the second quarter of 2024. Kosmos lifted four cargos from Ghana during the quarter, in line with guidance.

At Jubilee (38.6% working interest), oil production in the second quarter averaged approximately 87,300 bopd gross with one producer well brought online in April and one water injector well brought online in June. As the operator in Ghana recently communicated, the ramp up in production at Jubilee has been slower than expected, primarily as a result of one producer well (J-69) under performing expectations and a temporary reduction in water injection. Voidage replacement during the second quarter was approximately 80% (compared to the 100% target). The Jubilee FPSO reliability remains high with uptime approximately 99% for the second quarter.

Following the completion of the water injector well in June, the three-year drilling campaign has concluded. The partnership now plans to conduct a new 4D seismic survey in early 2025. This survey, using enhanced seismic technology, will support the partnership in high grading the optimal drilling locations for the planned 2025/2026 drilling campaign.

In the second quarter, Jubilee gas production net to Kosmos was approximately 6,200 boepd. The onshore gas plant that receives Jubilee gas was originally expected to be offline for approximately two weeks for planned routine maintenance during the second quarter. This is now expected in the third quarter, with the impact included in third quarter guidance. Following the J-69 well underperformance, we now expect Jubilee production for the full year to be around 90,000 bopd gross. Longer-term, with enhanced 4D seismic imaging and a material 2P reserve base remaining, we remain confident of the field’s production potential through the end of the decade.

At TEN (20.4% working interest), production averaged approximately 19,300 bopd gross for the second quarter, slightly above expectations. Uptime on the TEN FPSO was approximately 99% for the second quarter.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 11,700 boepd net (~83% oil) during the second quarter.

The first two wells at Winterfell (25% working interest) were drilled and completed by April with startup occurring in early July, later than planned impacting production in the quarter. The third development well was successfully drilled in the second quarter, encountering approximately 50 feet of net oil pay, in line with expectations. First production from this well is expected by the end of this quarter. Gross production from the first phase of Winterfell is expected to be around 20,000 boepd when the initial three wells are online.

Enhanced imaging from recent ocean bottom node (OBN) seismic, calibrated with data from the first three Winterfell wells, gives Kosmos increased confidence in the recovery of approximately 100 million boe gross in the first phase of the project (5 wells in total) and greater visibility to additional upside potential in adjacent prospectivity.

The Company’s production enhancement activities for 2024 concluded in July, with the completion of the Kodiak-3 well workover and startup of the Odd Job subsea pump project, both operated by Kosmos. Current production in the US Gulf of Mexico has increased to approximately 20,000 boepd, a 40% increase over the first quarter of the year.

The Tiberius project, (50% working interest and operator) continues to progress as a phased development, with final investment decision expected later this year. Long lead items and a drilling rig have been secured to manage the development timeline and project costs. Kosmos plans to farm down to optimize its working interest to fit within the targeted 2025+ capital program. Estimated gross resource at Tiberius is approximately 100 million boe.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 24,200 bopd gross and 8,500 bopd net in the second quarter. Kosmos lifted 0.5 cargos from Equatorial Guinea during the quarter, in line with guidance.

As previously announced, the Noble Venturer rig was contracted to resume the infill and ILX drilling campaign and arrived on location in July. The rig has successfully completed drilling the first infill well in Block G with positive initial results. Post completion, we plan to drill the second infill well. Both wells are expected online in the fourth quarter, after which the rig is contracted to drill the Akeng Deep ILX prospect in Block S, with results expected around the end of the year.

Mauritania and Senegal

The Greater Tortue Ahmeyim liquefied natural gas (LNG) project continues to make good progress. The following milestones have been achieved:

•Drilling: The first batch of four wells has been completed with expected production capacity significantly higher than what is required for first gas.

•Hub Terminal: The Hub Terminal has been handed over to operations.

•Subsea: The subsea workscope is progressing in line with expectations with final connection work ongoing. Mechanical completion for first gas is expected this month.

•FPSO: The vessel arrived on location offshore Mauritania and Senegal during the second quarter of 2024 with mooring now complete. All risers were installed in June and commissioning of the FPSO is ongoing with handover to operations targeted in September with first gas expected shortly thereafter.

•FLNG: The vessel arrived on location offshore Mauritania and Senegal during the first quarter of 2024 and is now moored to the Hub Terminal. The partnership is working with the vessel operator to advance commissioning work and plans to bring in a pre-commissioning cargo to accelerate the cool down of the vessel later this month. First LNG is expected in the fourth quarter of 2024.

On Yakaar-Teranga in Senegal, Kosmos has completed the concept development work, which supports a cost competitive LNG/domestic gas project. Work will now transition towards finalizing the partnership to support advancement of the project.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the U.S. Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss second quarter 2024 financial and operating results today, August 5, 2024, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle, deepwater, independent oil and gas exploration and production company focused along the offshore Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as world-class gas projects offshore Mauritania and Senegal. We also pursue a proven basin exploration program in Equatorial Guinea and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) debt modifications and extinguishments, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues and other income:
Oil and gas revenue	$450,900	$273,255	$870,003	$667,495
Other income, net	36	60	72	(313)
Total revenues and other income	450,936	273,315	870,075	667,182

Costs and expenses:
Oil and gas production	150,733	63,579	244,351	147,515
Exploration expenses	13,235	11,015	25,295	23,015
General and administrative	25,161	23,444	53,426	52,611
Depletion, depreciation and amortization	90,094	89,913	191,022	199,287
Interest and other financing costs, net	37,279	24,371	53,727	48,939
Derivatives, net	(2,852)	3,031	20,970	(3,809)
Other expenses, net	2,162	4,779	4,191	6,809
Total costs and expenses	315,812	220,132	592,982	474,367

Income before income taxes	135,124	53,183	277,093	192,815
Income tax expense	75,354	29,838	125,637	86,161
Net income	$59,770	$23,345	$151,456	$106,654

Net income per share:
Basic	$0.13	$0.05	$0.32	$0.23
Diluted	$0.12	$0.05	$0.32	$0.22

Weighted average number of shares used to compute net income per share:
Basic	471,599	459,984	469,821	459,155
Diluted	480,172	479,016	479,824	478,902

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$173,813	$95,345
Receivables, net	113,124	120,733
Other current assets	190,694	206,635
Total current assets	477,631	422,713

Property and equipment, net	4,558,313	4,160,229
Other non-current assets	353,366	355,192
Total assets	$5,389,310	$4,938,134

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$345,258	$248,912
Accrued liabilities	302,903	302,815
Other current liabilities	6,710	3,103
Total current liabilities	654,871	554,830

Long-term liabilities:
Long-term debt, net	2,595,296	2,390,914
Deferred tax liabilities	370,840	363,918
Other non-current liabilities	626,412	596,135
Total long-term liabilities	3,592,548	3,350,967

Total stockholders’ equity	1,141,891	1,032,337
Total liabilities and stockholders’ equity	$5,389,310	$4,938,134

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Operating activities:
Net income	$59,770	$23,345	$151,456	$106,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	92,350	92,443	195,677	204,368
Deferred income taxes	12,515	(997)	5,199	(9,029)
Unsuccessful well costs and leasehold impairments	2,219	9	2,685	1,313
Change in fair value of derivatives	(5,904)	2,118	21,106	(220)
Cash settlements on derivatives, net(1)	(1,172)	725	(7,366)	(10,632)
Equity-based compensation	10,487	11,105	17,815	21,198
Debt modifications and extinguishments	22,531	—	22,531	—
Other	(6,280)	799	(11,988)	(1,474)
Changes in assets and liabilities:
Net changes in working capital	37,141	(111,437)	99,105	(90,215)
Net cash provided by operating activities	223,657	18,110	496,220	221,963

Investing activities
Oil and gas assets	(238,171)	(193,182)	(552,993)	(416,867)
Notes receivable from partners	(47)	(17,624)	(2,575)	(33,295)
Net cash used in investing activities	(238,218)	(210,806)	(555,568)	(450,162)

Financing activities:
Borrowings under long-term debt	—	150,000	175,000	150,000
Payments on long-term debt	(50,000)	—	(350,000)	(7,500)
Net proceeds from issuance of senior notes	—	—	390,430	—
Purchase of capped call transactions	—	—	(49,800)	—
Dividends	—	(1)	—	(166)
Other financing costs	(19,234)	(1)	(30,925)	(11,811)
Net cash provided by (used in) financing activities	(69,234)	149,998	134,705	130,523

Net increase (decrease) in cash, cash equivalents and restricted cash	(83,795)	(42,698)	75,357	(97,676)
Cash, cash equivalents and restricted cash at beginning of period	257,913	131,843	98,761	186,821
Cash, cash equivalents and restricted cash at end of period	$174,118	$89,145	$174,118	$89,145

(1)Cash settlements on commodity hedges were $(4.5) million and $(4.0) million for the three months ended June 30, 2024 and 2023, respectively, and $(7.4) million and $(8.2) million for the six months ended June 30, 2024 and 2023, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Six months ended		Twelve Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023	June 30, 2024
Net income	$59,770	$23,345	$151,456	$106,654	$258,322
Exploration expenses	13,235	11,015	25,295	23,015	44,558
Depletion, depreciation and amortization	90,094	89,913	191,022	199,287	436,662
Impairment of long-lived assets	—	—	—	—	222,278
Equity-based compensation	10,487	11,105	17,815	21,198	39,310
Derivatives, net	(2,852)	3,031	20,970	(3,809)	35,907
Cash settlements on commodity derivatives	(4,489)	(4,030)	(7,423)	(8,213)	(15,658)
Other expenses, net(1)	2,162	4,779	4,191	6,809	21,038
Interest and other financing costs, net	37,279	24,371	53,727	48,939	100,692
Income tax expense	75,354	29,838	125,637	86,161	197,691
EBITDAX	$281,040	$193,367	$582,690	$480,041	$1,340,800

(1)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of EBITDAX into a single line titled "Other expenses, net."

The following table presents our net debt as of June 30, 2024 and December 31, 2023:

	June 30,	December 31,
	2024	2023
Total long-term debt	$2,650,000	$2,425,000
Cash and cash equivalents	173,813	95,345
Total restricted cash	305	3,416
Net debt	$2,475,882	$2,326,239

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income	$59,770	$23,345	$151,456	$106,654

Derivatives, net	(2,852)	3,031	20,970	(3,809)
Cash settlements on commodity derivatives	(4,489)	(4,030)	(7,423)	(8,213)
Other, net(2)	2,130	4,838	3,927	6,737
Debt modifications and extinguishments	22,531	—	22,531	—
Total selected items before tax	17,320	3,839	40,005	(5,285)

Income tax (expense) benefit on adjustments(1)	3,392	277	(3,917)	3,785
Impact of valuation adjustments and other tax items	—	—	(7,963)	—
Adjusted net income	$80,482	27,461	179,581	105,154

Net income per diluted share	$0.12	$0.05	$0.32	$0.22

Derivatives, net	(0.01)	0.01	0.04	(0.01)
Cash settlements on commodity derivatives	(0.01)	(0.01)	(0.02)	(0.02)
Other, net(2)	—	0.01	0.01	0.01
Debt modifications and extinguishments	0.05	—	0.05	—
Total selected items before tax	0.03	0.01	0.08	(0.02)

Income tax (expense) benefit on adjustments(1)	0.02	—	(0.01)	0.02
Impact of valuation adjustments and other tax items	—	—	(0.02)	—
Adjusted net income per diluted share	$0.17	$0.06	$0.37	$0.22

Weighted average number of diluted shares	480,172	479,016	479,824	478,902

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.
(2)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of Adjusted net income into a single line titled "Other, net."

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Reconciliation of free cash flow:
Net cash provided by operating activities	$223,657	$18,110	$496,220	$221,963
Net cash used for oil and gas assets - base business	(120,525)	(117,772)	(275,385)	(214,946)
Base business free cash flow	103,132	(99,662)	220,835	7,017
Net cash used for oil and gas assets - Mauritania/Senegal	(117,646)	(75,410)	(277,608)	(201,921)
Free cash flow	$(14,514)	$(175,072)	$(56,773)	$(194,904)

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net Volume Sold
Oil (MMBbl)	5.210	3.547	10.099	8.492
Gas (MMcf)	4.101	2.774	8.437	5.535
NGL (MMBbl)	0.060	0.107	0.148	0.203
Total (MMBoe)	5.954	4.116	11.653	9.618
Total (Mboepd)	65.423	45.234	64.028	53.135

Revenue
Oil sales	$435,100	$267,149	$837,217	$655,248
Gas sales	14,494	3,568	29,632	7,434
NGL sales	1,306	2,538	3,154	4,813
Total oil and gas revenue	450,900	273,255	870,003	667,495
Cash settlements on commodity derivatives	(4,489)	(4,030)	(7,423)	(8,213)
Realized revenue	$446,411	$269,225	$862,580	$659,282

Oil and Gas Production Costs	$150,733	$63,579	$244,351	$147,515

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$83.51	$75.32	$82.90	$77.16
Average gas sales price per Mcf	3.53	1.29	3.51	1.34
Average NGL sales price per Bbl	21.77	23.72	21.31	23.71
Average total sales price per Boe	75.73	66.38	74.66	69.40
Cash settlements on commodity derivatives per Boe	(0.75)	(0.98)	(0.64)	(0.85)
Realized revenue per Boe	74.98	65.40	74.02	68.55

Oil and gas production costs per Boe	$25.31	$15.45	$20.97	$15.34

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was overlifted by approximately 0.1 million barrels as of June 30, 2024.

Kosmos Energy Ltd.
Hedging Summary
As of June 30, 2024(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2024:
Three-way collars	Dated Brent	4,000	$70.00	$45.00	$93.12
Two-way collars	Dated Brent	1,000	70.00	—	100.00
1H 2025:
Two-way collars	Dated Brent	2,000	70.00	—	95.00

(1)Please see the Company’s filed 10-Q for additional disclosure on hedging material. Includes hedging position as of June 30, 2024 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.

2024 Guidance

	3Q 2024	FY 2024 Guidance

Production(1,2)	65,000 - 69,000 boe per day	67,000 - 71,000 boe per day

Opex(3)	$17.50 - $19.50 per boe	$16.50 - $18.50 per boe

DD&A	$19.50 - $21.50 per boe	$18.00 - $20.00 per boe

G&A(~60% cash)	$25 - $30 million	$100 - $120 million

Exploration Expense(4)	$10 - $15 million	$40 - $60 million

Net Interest Expense(5)	$25 - $30 million	~$140 million

Tax	$9.00 - $11.00 per boe	$10.00 - $12.00 per boe

Capital Expenditure	$175 - $200 million	~$750 million

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)3Q 2024 cargo forecast – Ghana: 3 cargos / Equatorial Guinea 1 cargo. FY 2024 Ghana: 13 cargos / Equatorial Guinea 3.5 cargos. Average cargo sizes 950,000 barrels of oil.
(2)U.S. Gulf of Mexico Production: 3Q 2024 forecast 15,500-16,500 boe per day; includes assumed downtime for weather. FY 2024: 15,500-17,000 boe per day. Oil/Gas/NGL split for 2024: ~83%/~11%/~6%.
(3)FY 2024 opex excludes operating costs associated with GTA, which are expected to total approximately $115 - $130 million ($50 - $70 million in 3Q 2024)
(4)Excludes leasehold impairments and dry hole costs
(5)Includes impact of capitalized interest; ~$35 million related to GTA in 3Q 2024

Source: Kosmos Energy Ltd.

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